Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), effective as of November 23, 2016 (“Effective Date”) between The Board Of Trustees Of The University Of Illinois, a body corporate and politic of the State of Illinois, 352 Henry Administration Building, 506 S. Wright St., Urbana, Illinois 61801 (“University”) and G1 Therapeutics, Inc. having a principal address at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, NC 27709 (“Licensee”).

University holds certain exclusive rights to the technology claimed in the Patent Rights and the Technical Information (as such terms are defined below) and desires to have the rights exploited for commercial purposes for the public benefit.

Licensee wishes to obtain the exclusive license to the Patent Rights and the non-exclusive license to the Technical Information for such commercial purposes.

Therefore, in consideration of the obligations set forth below, University and Licensee hereby agree as follows.

ARTICLE 1 - DEFINITIONS

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Licensee. For purposes of the preceding sentence, “control” means the right to control, or actual control of, the management of the entity, whether by ownership of securities, by voting rights, by agreement or otherwise. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

“Confidential Information” means any information or material disclosed by one party, the “disclosing party” to the other party, the “receiving party” that is identified in writing as confidential at the time of disclosure or, if disclosed orally or observed, is identified as confidential at the time of disclosure or is summarized in a marked writing within forty-five days of disclosure, and is not information or material that is: (a) already known to receiving party at the time of disclosure as evidenced by receiving party’s written records; (b) in the public domain other than through acts or omissions of receiving party, or anyone that accessed the Confidential Information from receiving party; (c) lawfully disclosed without restriction to receiving party by a third party; or (d) independently developed by receiving party without knowledge of or access to the Confidential Information as evidenced by receiving party’s written records.

“Field” shall have the meaning set forth on Schedule 1.

“First Commercial Sale” means, with respect to a Product in any country, the first sale for monetary value for use or consumption by the end user of such Product in such country after the receipt of the Marketing Authorization for such Product has been obtained in such country. First Commercial Sale will not include a sale of a Product to an Affiliate, or sales of Products to be used for clinical trials or for compassionate use purposes.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

“including” means including, without limitation.

“License Year” means each successive one year term following the Effective Date.

“Market Exclusivity” means, with respect to a Product in a country, any exclusive marketing right, data exclusivity or other exclusivity status conferred by any Regulatory Authority with respect to such Product in such country, other than a Patent Right, that limits or prohibits a Third Party from (i) relying on pivotal safety or efficacy data generated by or for the Parties with respect to a Product in an application for Regulatory Approval of a product or (ii) commercializing a Product, including orphan drug protection and data exclusivity.

“Net Sales” means the gross invoice amounts for Product sold, transferred, practiced, performed or otherwise provided, less the following deductions, but only to the extent included in the invoiced amount and documented as solely attributable to the Product:

(a)    customary trade, quantity or cash discounts and rebates actually given (including discounts or rebates to governmental or managed care organizations);

(b)    refunds, replacements or credits given to purchasers for return of Product (including Medicare and other similar types of rebates); and

(c)    freight and other transportation costs, including insurance charges, and unreimbursed duties, tariffs, sales and excise taxes actually paid, excluding value-added taxes.

Net Sales on Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean the amount invoiced in an arms-length sale of the same or equivalent Product in substantially the same quantity, time and place as the non-cash transfer, and if no such sale as occurred, shall be the fair market value of the transferred Product(s).

If Licensee or its Affiliates sells any Product in the form of a combination product containing (i) a Product and (ii) one or more active ingredients having independent therapeutic effect or diagnostic utility that are not Products or a delivery device (each, an “Active Ingredient”) (whether such elements are combined in a single formulation and/or package, as applicable, or formulated and/or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to University pursuant to Section 3.3 will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of such Product if sold separately, and B is the total invoice price of the other Active Ingredient(s) and/or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other Active Ingredient(s) or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to University for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of such Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to University for the Combination Product shall be actual Net Sales multiplied by the fraction D/(D+E) where D is the fair market value of the portion of the Combination Product that contains the Product and E is the fair market value of the portion of the Combination Product containing the other Active Ingredient(s) included in such Combination Product, as such fair market values are determined in good faith by mutual agreement of Licensee and University, based upon commercially reasonable

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

standards and available market information. For all determinations of royalties due on Combination Products, in no event shall the fraction (expressed as a percentage) used for purposes of determining royalties due to University for the Combination Product be less than (i) [***] percent ([***] %) with respect to any Combination Product with annual Net Sales of up to $[***]; and (ii) [***] percent ([***]%) with respect to any Combination Product with annual Net Sales in excess of $[***].

“Patent Rights” means: (a) the patents and patent applications listed on Schedule 1; (b) U.S., PCT and foreign patent applications claiming priority therefrom, including divisions and continuations; (c) patents issuing from any of the foregoing; and (d) reissues, renewals, re-examinations, substitutions or extensions thereof, and supplementary protection certificates referencing any of the foregoing, in each case only to the extent of the claimed subject matter that is fully disclosed and enabled by the disclosures in (a) of this definition to satisfy 35 U.S.C. §112.

“Product(s)” means any product or process: (a) claimed by the Patent Rights, or whose manufacture, use or production is claimed by the Patent Rights; (b) the development, manufacture, reproduction, performance, use, sale or importation of which is, incorporates, uses or is derived from any of the Technical Information; or (c) meeting the qualifications of both (a) and (b) of this definition.

“Regulatory Authority” means the U.S. Food and Drug Administration, European Medicines Agency or other similar regulatory body, agency or entity, and their respective successors anywhere in the world, that grants approvals, licenses, registrations or authorizations on behalf of any national, multi-national, regional, state or local agency, department, administration, bureau, fund, commission, council or other governmental entity necessary to test, make, market, distribute, use or sell products in its respective jurisdiction.

“Royalty Period” means each six (6) month period of a License Year. The final Royalty Period shall end on the date of termination or expiration of this Agreement.

“Royalty Term” means, for a Product and country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and ending upon the later of (a) the expiration of the last Valid Claim within the Patent Rights covering the Product in such country, (b) the expiration of Market Exclusivity in such country, and (c) the 10th anniversary of the First Commercial Sale in such country.

“Sublicense” means any agreement, however captioned, and regardless of how the conveyances are referred to, or how the parties are referred to therein, in which Licensee directly or indirectly through privity of contract: (a) grants or otherwise conveys any of the rights licensed to it hereunder; (b) agrees not to assert any of the rights licensed to it hereunder; (c) has obtained the agreement of the other party thereto not to practice any right licensed to it hereunder; and/or (d) permits the making, offering for sale, using, selling and/or importing of Product.

“Sublicensee” means any third party, other than an Affiliate, to which a Sublicense is conveyed.

“Sublicense Revenue” means all remuneration paid to Licensee under a Sublicense, including all up-front license fees, milestone payments, maintenance fees or other sums, and the fair market value of any non-cash payments (as determined by a mutually-acceptable independent valuation company) and/or in kind transfers received by Licensee from a Sublicensee as

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

consideration attributable to Sublicense under the rights granted to Licensee pursuant this Agreement. Notwithstanding the foregoing, Sublicense Revenue shall not include amounts Licensee receives from a Sublicensee as consideration (a) for rights to other intellectual property not attributable to a Sublicense under the rights granted to Licensee pursuant to Section 2.1, (b) in the form of royalties paid by Licensee to University hereunder based on Net Sales by Sublicensees, (c) for the loan or advance of funds, or repayment thereof, (d) for the supply of products or for research or other services provided by Licensee (including manufacturing or commercialization services), to the extent the payments do not exceed the fair market value of such services plus a reasonable margin consistent with industry practice, or (e) for the purchase of an equity interest in Licensee to the extent the purchase price does not exceed the then-fair market value of such equity (as determined by an independent valuation company selected in good faith by Licensee’s Board of Directors and approved by University).

“Technical Information” means the information and/or material described on Schedule 1, and if provided in the form of biological materials, then including all progeny, modifications and/or derivatives of the materials made by or on behalf of Licensee and/or any Sublicensee.

“Term” means the period of time from the Effective Date until the last to expire Royalty Term.

“Territory” shall have the meaning set forth on Schedule 1.

“Valid Claim” means (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

ARTICLE 2 - GRANT OF LICENSE

2.1.    Grant. Subject to the terms and conditions of this Agreement and Licensee’s continuing compliance therewith, University hereby grants and Licensee hereby accepts: (a) an exclusive, non-transferable license, with the right to sublicense, under the University’s rights in the Patent Rights, to make, have made, use, import, sell, and offer for sale Products solely within the Field and within the Territory; and (b) a non-exclusive, non-transferable license, limited to the Field and the Territory, with the right to sublicense, to use the University’s rights in the Technical Information to make and sell Products solely within the Field and within the Territory. Within thirty (30) days of the Effective Date, University shall provide Licensee with the Technical Information selected by University in its sole discretion to transfer as identified on Schedule 1 attached hereto, for Licensee to use solely as permitted in Section 2.1(b), which constitutes University’s entire obligation to Licensee regarding the Technical Information. If the Technical Information includes tangible materials, then such Technical Information is provided in bailment to Licensee solely as permitted in Section 2.1(b), and nothing herein shall be construed as a sale thereof. Licensee shall notify University when all use of Technical Information ceases, and all rights to Technical Information granted in Section 2.1(b) shall revert to University as of the date of the notice.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

2.2.    Reservations. University reserves all rights, titles and interests not expressly granted in Section 2.1, and the right to practice and have practiced the Patent Rights for non-profit purposes, including teaching, research and public service; provided, however, that, (a) University may not practice the Patent Rights in research conducted under funding from, or in collaboration with, a commercial entity if such commercial entity will receive rights to, or an option to license, intellectual property arising from such sponsorship or collaboration; (b) Licensee will provide University with written notice of each Product that Licensee includes in any clinical studies or other clinical activities; and (c) subject to subsection (b), University agrees not to conduct any clinical studies or other clinical activities involving such Product without the prior written consent of Licensee prior to first commercial sale of the Product. Nothing in this Agreement or a party’s performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon Licensee, any party in privity with Licensee, or any customer of any of the foregoing, any right, title or interest under any of University’s intellectual or tangible property right at any time, except for those rights as expressly granted in Section 2.1. Nothing in this Agreement shall be construed as University granting any license under Patent Rights or Technical Information owned by any third party.

2.3.    Sublicenses.    Subject to the terms and conditions of this Agreement and Licensee’s continuing compliance therewith, Licensee may grant Sublicenses provided each is: (a) in writing; (b) not transferable whether by assignment, delegation, sublicense or otherwise without University’s consent; provided, that, any such Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates and further provided that such successor entity agrees, in writing, to be bound to the terms of the Sublicense agreement (Licensee to provide such written to University promptly upon receipt); (c) on terms and conditions that are consistent with and not in conflict with this Agreement, and (d) no less protective of University’s rights than those terms and conditions set forth herein, and create no additional obligation on University.. No Sublicense shall relieve Licensee of any of its obligations hereunder, and Licensee shall take all steps that may be reasonably necessary to enforce compliance by its Sublicensees with the terms and conditions of the respective Sublicense agreement to the extent required to allow Licensee to fully comply with all of its obligations under this Agreement. For clarity, any Affiliate desiring to exercise any of the rights granted hereunder must enter into a Sublicense. Licensee will provide University with a copy of each Sublicense, and each amendment, restatement and/or termination thereof, within thirty (30) days of execution, and in no event any later than five (5) business days following University’s request. Licensee will provide University with a copy of each report received by Licensee from each Sublicensee.

2.4.    Federal Funding. Licensee understands that Patent Rights or Technical Information may have been conceived or first actually reduced to practice, or during the Term may be first actually reduced to practice, with funding from the U.S. government. All rights granted in this Agreement are limited by and subject to the rights of the United States government, including those set forth in 35 U.S.C. §200 et seq. (“Bayh-Dole Act”). Licensee agrees to comply and permit University to comply with the Bayh-Dole Act, including to provide the reporting information required and to substantially manufacture Product and products produced through the use of Product in the United States, unless waived. Licensee is a “small business firm” as defined in 15 U.S.C. §632 and shall promptly notify University of any changes during the Term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 3 - CONSIDERATION

3.1.     Signing Fee. Within ten (10) business days of the Effective Date, Licensee shall pay University the amount set forth on Schedule 1 listed as the “Signing Fee.”

3.2.    Net Sales. Net Sales accrue with the earlier of invoice or provision of Product, whether by sale, lease, transfer, performance or otherwise. Within forty-five (45) days after the end of each Royalty Period, Licensee shall pay University royalties on Net Sales accruing in such Royalty Period in the percentages set forth on Schedule 1. Royalty payments on Net Sales made to University may be credited toward the Annual Minimum for the License Year in which the royalty payment accrues, and only for that License Year.

3.3.     Sublicensee Revenues. Sublicensee Revenues accrue upon receipt by Licensee. Within forty-five (45) days of the Sublicensee’s payment date to Licensee, Licensee shall pay University royalty on Sublicensee Revenue as set forth on Schedule 1. Royalty Payments on Sublicensee Revenue made to University may be credited toward the Annual Minimum payments as set forth on Schedule 1 for the License Year that the Sublicensee Revenue royalty payment accrues, and only for that License Year. Licensee shall not receive Sublicensee Revenue other than in the form of cash payments without written approval from University and agreement with University on the fair market value.

3.4.    Annual Minimums. If total amounts actually paid by Licensee to University under Sections 3.2 and 3.3 for any License Year are less than the amount set forth on Schedule 1 for that License Year (each an “Annual Minimum”), after fully crediting amounts paid toward Annual Minimum payments as set forth in Schedule 1, then within forty-five (45) days of the end of the License Year, Licensee shall pay University the amount equal to the shortfall. If this Agreement expires or terminates for any reason, the Annual Minimum for that License Year shall be reduced pro-rata and due immediately upon such expiration or termination.

3.5.    Milestone Payments. Licensee shall pay University each milestone payment set forth on Schedule 1 within thirty (30) days after the occurrence of the corresponding milestone event.

3.6.    Payments and Financial Reports.

(a)    All amounts due to University under this Agreement shall be paid in U.S. dollars, by check or other instrument representing immediately available funds, payable as set forth on Schedule 1. Payments are non-refundable and unless expressly stated herein, non-creditable. If Licensee or any Sublicensee receives payment in a currency other than U.S. dollars, such currency will be converted directly from the currency in the country of sales origin to U.S. dollars on the date payment was made to Licensee or Sublicensee, without intermediate conversions, based on the conversion rate applicable for exchange of Citibank, N.A., in New York, New York, on the date of payment.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(b)    Payments due to the University under this Agreement, if not disputed in good faith by Licensee and not paid when due, shall be subject to a late payment charge of 1.75% of the delinquent amount (or the maximum interest rate permitted by law if less) or $1.00, whichever is greater, per month on the past due balance, and a past due penalty of $2.00 per month. In the event Licensee’s past due amount is referred for collection, Licensee shall pay a one-time collection fee of $40.00. Licensee hereby acknowledges that University may refer Licensee’s past due accounts for collection and authorize legal action for the collection of past due accounts, and Licensee shall be responsible for all reasonable costs of collection, including reasonable attorney fees and court costs, incurred by University in connection with any such collection activities. The accrual or receipt by University of interest under this Section shall not constitute a waiver by University of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement. Licensee authorizes University and its agents to contact Licensee at any telephone number, wireless communication service and/or email address Licensee provides to the University, using automated telephone dialing systems, artificial or pre-recorded voice or text messages, or personal calls, regarding Licensee’s obligation to repay any debt owed to University. Licensee understands that others may be able to access University’s messages and/or emails, and their content, which may include information regarding Licensee’s debt. The accrual or receipt by University of late payments and interest shall not waive any right or remedy University may otherwise have, including to terminate this Agreement in accordance with Section 6.2.

(c)    Licensee shall deliver to University a true and complete accounting within forty-five (45) days after the end of each Royalty Period, including the final Royalty Period showing all amounts that have accrued to University during the Royalty Period, the calculation of such amounts on a Product-by-Product basis as set forth on Exhibit A. If no payments are due in a Royalty Period, then Licensee shall submit a report to University so stating.

3.7.    Records. Licensee shall keep, and shall include in each Sublicense agreement an obligation of each Sublicensee to keep, complete, continuous and accurate records of Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to University in relation to such Products, and all Sublicense Revenue received by Licensee and its Affiliates in sufficient and customary detail such that the calculations and payment amounts may be verified. During the Term and for a period of three (3) years following the expiration or termination of this Agreement, Licensee shall permit, and shall include in each Sublicense agreement an obligation of each Sublicensee to permit, an independent, certified public accountant engaged by University to audit and copy their respective books and records for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms of this Agreement, during normal business hours. Such audit shall be conducted after reasonable prior notice by University to Licensee, shall not be more frequent than once during each calendar year and may cover only the three (3) years immediately preceding the date of the audit. Any such independent certified accountant shall be reasonably acceptable to Licensee and, if reasonably requested by Licensee, shall execute Licensee’s standard form of confidentiality agreement, and shall be permitted to share with University solely its findings with respect to the accuracy of the royalties and Sublicense Revenue payments reported as payable under this Agreement. The examinations shall be made at University’s expense, unless the examination shows a shortage of five percent (5%) or more in the amount of payments made to University prior to notice of the audit, in which case, Licensee shall reimburse University for all costs and expenses, including attorneys’ or professionals fees incurred in connection therewith.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

3.8.    Diligence.    Licensee shall use commercially reasonable efforts, and shall include in each Sublicense agreement an obligation of each Sublicensee to use commercially reasonable efforts, to bring Products to market within the Field and throughout the Territory. In partial satisfaction of its obligations to bring Products to market, Licensee shall achieve, or cause its Sublicensee(s) to achieve, the development events by the corresponding dates as set forth in Schedule 1, and shall promptly notify University upon the achievement of each development event, identify whether the Licensee or which of its Sublicensees are responsible for such achievement, and provide the actual date of such achievement.

ARTICLE 4 - IP MANAGEMENT

4.1.    Responsibility. Licensee shall be responsible for filing, prosecuting, defending and maintaining the Patent Rights and Technical Information in accordance with this Section 4.1 using patent counsel reasonably acceptable to University, (the “Patent Counsel”). Licensee and its Patent Counsel shall give University the opportunity to provide comments on and make requests of Licensee concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and unless Licensee has a reasonable reason to exclude any such comments, Licensee shall incorporate University’s timely comments in any filings made with respect to the Patent Rights. Without limiting the foregoing, at Licensee’s request and expense, Licensee shall instruct its Patent Counsel to (a) provide University and its patent counsel with copies of all official actions and other communications received from or submitted to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the Patent Rights in the Field and Territory and provide drafts of any proposed response or other submission at least fourteen (14) days prior to any filing deadlines or proposed submission dates for University to review and comment on such response; (b) give University an opportunity to review and comment on the text of each patent application before filing; (c) unless Licensee has a reasonable reason to exclude any such comments, Licensee shall incorporate University’s timely comments with respect thereto; (d) supply University with a copy of the application as filed, together with notice of its filing date and serial number; and (e) supply University with copies of information disclosure statements prior to filing and provide University with an opportunity to supplement such information. Licensee shall notify University in advance on its patent prosecution plan as noted in Schedule 1. Notwithstanding the above, if after a review period as noted in 4.1(a) University fails to provide any comment on or before the expiration of fourteen (14) days prior to any filing deadlines or proposed submission dates notified by Licensee, Licensee’s obligations under this Section 4.1 shall be deemed to have been fulfilled.

4.2.    Patent Costs. Licensee shall be responsible for paying all costs and expenses, including attorneys’ fees, incurred on or after the Effective Date in connection with the Patent Rights, including the preparation, filing, prosecution, maintenance and defense thereof by its Patent Counsel. In addition, within thirty (30) days after the Effective Date, Licensee shall reimburse University for all documented, unreimbursed, out-of-pocket expenses, if any, incurred by University prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights.

4.3.    Discontinuation of Support. If Licensee desires to stop paying future costs or expenses associated with the filing or prosecution of any patent application, or maintenance or defense of any patent, within the Patent Rights, then it shall give prompt written notice to University, and all rights in and to such Patent Rights shall revert to University upon receipt of such

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

notice. Upon not less than thirty (30) days prior written notice by Licensee to University, Licensee shall be released from its obligation to pay for the expenses incurred thereafter as to such Patent Rights; provided, however, that expenses authorized prior to the receipt by University of such notice shall be deemed incurred prior to the notice, and Licensee shall remain responsible for payment of all such expenses.    For clarity, in addition to and not in lieu of any other rights and remedies, any patent or patent application within the Patent Rights for which Licensee fails to pay any invoice when due shall revert to University, shall be unilaterally removed from the Patent Rights along with all Patent Rights arising from such patent application or patent after the date of exclusion without further obligation to Licensee, and may be freely licensed by University to others.

4.4.    Patent Term Extension. Licensee shall use reasonable efforts to obtain all patent term extensions or supplemental protection certificates or their equivalents in any country where applicable to the Patent Rights, and as applicable, the Product for which to reference in a supplementary protection certificate, in accordance with the applicable laws of each country where there are Patent Rights. On a country-by-country basis, the parties shall cooperate in seeking such term extensions. Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith.

4.5.    Marking. Licensee shall ensure all Product are marked with the: (a) Patent Rights in a manner provided for under applicable patent laws; and (b) Field and Territory restrictions, including in a manner sufficient to prevent any implied license.

4.6.    Enforcement.

(a)    If either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products (each an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement. Licensee shall have the first right to abate the alleged Infringement in the Field, provided that Licensee has standing to bring an action asserting the Patent Rights without joining University. Licensee may enforce the Patent Rights against the infringer in the Field by appropriate legal proceedings, provided that Licensee employs counsel reasonably satisfactory to University, informs University of all developments in such proceedings, and provides University with all correspondence between it and the infringer including pleadings related to any such action. Nothing in this Agreement is a waiver of sovereign immunity. Should University elect to join in any abatement activity or enforcement proceeding it shall do so in its sole discretion and at its sole cost and expense, with the right to be represented by counsel of its selection. Licensee shall not have any right to surrender or compromise the Patent Rights, to admit the fault of University, its counsel or any inventor on the Patent Rights, to create an obligation on University, or to grant any infringer any rights under the Patent Rights other than a Sublicense subject to the conditions which would apply to the grant of any other Sublicense.

(b)    Licensee shall be responsible for all costs and expenses of any abatement and/or enforcement activities with respect to any Infringement, including legal proceedings, which Licensee initiates, including paying all reasonable costs and expenses that University incurs in connection with any abatement activity and/or enforcement proceedings. Recoveries collected by Licensee shall be paid (i) first, to Licensee in the amount of all documented and reasonable out-of-pocket costs and expenses incurred by Licensee in such action, (ii) then to University to reimburse

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

University for any of its documented and reasonable out-of-pocket costs and expenses incurred that have not been previously reimbursed by Licensee, and (iii) the remainder, if any, shall be divided [***] % to Licensee and [***] % to University.

(c)    If Licensee elects not to abate any alleged Infringement or to enforce the Patent Rights, then it shall so notify University in writing. Upon receipt of such notice, or in the event Licensee fails to abate or enforce the Patent Rights regarding such alleged infringer within ninety (90) days of notice of the alleged Infringement, University may, in its sole discretion, and at its own expense, take steps to abate the alleged Infringement and/or enforce any Patent Rights, to control, settle, and defend such suit, and to recover for its own account any damages, awards or settlements; provided, that, University shall not compromise or settle any such litigation that would reasonably be expected to adversely affect the license granted to Licensee under this Agreement without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. Licensee shall reasonably cooperate in any such actions, including being joined as a party in such action upon University’s written request.

ARTICLE 5 – REPRESENTATIONS AND INDEMNIFICATION

5.1.    University’s Limited Representations. As a state entity, University is not permitted to make any warranties. However, University represents as follows:

(a) it is the owner by assignment from the listed inventors of all Patent Rights and the inventions described and claimed therein, and it has the right to grant the licenses to Licensee under this Agreement;

(b) to the best knowledge of its Office of Technology Management (“OTM”), the Patent Rights include all patents and patent applications owned and controlled by University with respect to SERDs as of the execution date of this agreement.

(c)    it is body corporate and politic of the State of Illinois and has the power and authority to enter into this Agreement; it has taken all necessary action to authorize the execution and delivery of this Agreement by its representatives who carried out such execution and delivery, and to authorize the performance of its obligations hereunder and it has the right, power and authority to enter into this Agreement;

(d)    to the best of its knowledge, the execution and delivery of this Agreement by University and the grant by it of the licenses contemplated hereby will not violate any agreement, instrument or contractual obligation to which University is bound or the policies of it;

(e)    to the best knowledge of the OTM, the Patent Rights have been filed and prosecuted in good faith;

(f)    it has not received any notice from any third party that any third party patent, patent application or other intellectual property rights would be infringed (i) by practicing any process or method covered by the Patent Rights or by making, using or selling any composition covered by the Patent Rights, or (ii) by making, using, offering for sale, selling or importing Products; and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(g)    OTM has not received any notice of any Infringement.

Except as provided above, the Patent Rights and Technical Information are provided “AS IS; WHERE IS.” EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 5.1, UNIVERSITY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS STATUTORY, IMPLIED OR OTHERWISE, INCLUDING RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE IN ANY RESPECT RELATED TO THE PATENT RIGHTS, TECHNICAL INFORMATION OR PRODUCT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, REGARDING THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCT BY ANY PERSON OR ENTITY, THE VALIDITY, SCOPE, ENFORCEABILITY OR PATENTABILITY OF ANY OF THE PATENT RIGHTS, THE ACCURACY OF ANY INFORMATION PROVIDED OR THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY OF THE PATENT RIGHTS, TECHNICAL INFORMATION OR PRODUCT.

5.2    Licensee Representations. Licensee represents and warrants that: (a) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute, deliver and perform this valid and binding agreement in accordance with the terms and conditions herein; (b) it shall comply with all court orders and applicable international, national, or local laws and/or regulations in its performance under this Agreement, including export control laws and HIPAA (and require all Sublicensees to do so); (c) it shall diligently pursue the development, manufacture, and sale of Product in the Field and the Territory throughout the Term and comply with the terms and conditions herein; (d) it now maintains and shall continue to maintain throughout the Term and beyond insurance coverage in accordance with Section 5.5; and (e) it is a valid legal entity existing under the law of its state of formation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

5.3.    Limitation of Liability. In no event shall University or its affiliates including their respective trustees, directors, officers, faculty, staff, students, employees, independent contractors or agents (collectively, the “Representatives”), be responsible or liable for any indirect, special, punitive, incidental, exemplary or consequential damages, loss of use or lost profits regardless of legal theory or whether advised of the possibility of such damage. Licensee shall not, and shall include in each Sublicense agreement a requirement that that its Sublicensees do not, imply or make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with this Article 5.

5.4.    Indemnification. Licensee assumes the entire risk and responsibility for the safety, efficacy, performance, design, marketability, title and quality of all Product. None of the University, its affiliates or any of their respective Representatives (each an “Indemnified Person”) shall have any liability or responsibility whatsoever to Licensee or any Sublicensee or any other person or entity for or on account of (and Licensee agrees and shall include in each Sublicense agreement an agreement of each of its Sublicensees not to assert any claim against any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any of its Sublicensees, or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory, including attorneys’ fees, and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Licensee shall indemnify and hold each Indemnified Person harmless from and against all claims, demands, losses, damages or penalties, including attorneys’ fees, of any third party (each, a “Claim”) arising out of or in connection with or relating to: (a) Licensee’s breach of this Agreement and/or Sublicensees’ breach of their respective Sublicense agreements pertaining to the subject matter of this Agreement; (b) the exercise of any right granted, including when resulting in the exhaustion of University’s rights in patents other than the Patent Rights as licensed; (c) the advertising, promotion, marking, manufacture, sale, offer for sale, importation, exportation or use of Product, and related product liability therefrom; (d) any act or omission of negligence or willful misconduct by Licensee, and/or Sublicensees; and/or (e) the death of or injury to person(s) or property damage relating to the subject matter of this Agreement; except to the extent of such losses that are attributable to University’s breach of this Agreement, gross negligence or willful malfeasance. An Indemnified Person shall provide Licensee with prompt notice of any Claim for which indemnification may be sought pursuant to this Agreement. Notwithstanding the foregoing, the delay or failure of any Indemnified Person to give reasonably prompt notice to Licensee of any such claim shall not affect the rights of such Indemnified Person unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. University shall cooperate as reasonably requested (at the expense of Licensee) in the investigation and defense of any Claim. University shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration); provided, however, that Licensee shall not settle or compromise any claim or allegation subject to indemnification hereunder in a manner that imposes any material obligation on, or makes any admission of fault by, any Indemnified Person (including compromising the validity or enforceability of Patent Rights and/or Technical Information).

5.5.    Insurance. Licensee shall obtain and carry in full force and effect, and shall include in each Sublicense obligation of each Sublicensee to obtain and carry in full force and effect, insurance with the coverages and limits as are reasonably adequate to ensure that Licensee can meet its obligations to University under this Agreement, including pursuant to this Article 5, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies, but in any event not less than the amounts set forth on Schedule 1. Such insurance will be written by a reputable insurance company reasonably acceptable to the University authorized to do business in the State of Illinois, will name the University as an additional insured under all general liability and product liability policies and shall require thirty (30) days written notice to be given to University prior to any cancellation, endorsement or other change. Licensee will provide University, for itself and on behalf of any Sublicensee, with appropriate certificates of insurance from time to time as requested by University reflecting the obligations of Licensee pursuant to this Section 5.5.

ARTICLE 6 – TERM AND TERMINATION

6.1.    Term. Unless terminated earlier under Sections 6.2 or 6.3, this Agreement shall expire at the end of the Term.

6.2.    University Right to Terminate. University shall have the right (without prejudice to any of its other rights or remedies conferred on it by this Agreement or otherwise) to terminate this Agreement if Licensee:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(a)    fails to pay any amount, provide any other consideration, or make any report when required to be made pursuant to this Agreement, and Licensee does not cure such failure within thirty (30) days after Licensee’s receipt of written notice thereof from University;

(b)    is in breach of any provision of this Agreement, including failing to meet any requirement under Section 3.8 of this Agreement, and Licensee fails to remedy any such breach within forty-five (45) days after Licensee’s receipt of written notice thereof from University;

(c)    makes any report to University under this Agreement that is determined by University and confirmed by Licensee, or is otherwise determined pursuant to Section 7.5, to be materially false, and such termination shall be upon Licensee’s receipt of written notice from University;

(d)    to the extent not prohibited by applicable law (i) commences a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the “Bankruptcy Code”), or (ii) has an involuntary case commenced against Licensee under the Bankruptcy Code, or (iii) has an order for relief entered against it, or (iv) or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction and, in any of (i) through (iv) above, the application, commencement or filing continues unstayed for, and/or is not otherwise discharged or withdrawn on or before, a period of sixty (60) days; and/or

(e)     takes any action that causes any of the Patent Rights or Technical Information to be subject to any lien or encumbrance, and Licensee fails to remedy any such breach within forty-five (45) days Licensee’s receipt of written notice thereof from University.

6.3.    Licensee Right to Terminate. Licensee may terminate this Agreement at any time on written notice to University at least ninety (90) days prior to the termination date specified in the notice and the notice shall include Licensee’s justification for such termination.

6.4.    Effect of Expiration or Termination. Upon the expiration or termination of this Agreement, (i) all rights granted herein shall automatically revert to University and (ii) each existing Sublicensee that is not at such time in breach of its Sublicense agreement shall have the right upon written request to University, obtain a license from University on the same terms and conditions as set forth herein, which license shall not impose any representations, warranties, obligations or liabilities on University that are not included in this Agreement. Unless this Agreement expires, Licensee shall immediately cease practicing the Patent Rights and Technical Information, and Licensee shall return to University or destroy, as University directs, all of University’s Information. Notwithstanding the expiration or termination of this Agreement, neither party is relieved of its rights and obligations that have previously accrued. Terms and conditions of this Agreement that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including: (i) Licensee’s obligation to pay any fees accrued or perform obligations remaining unpaid or unperformed under the terms of this Agreement prior to such termination; and (ii) Licensee’s obligations under Sections 3.6, 3.7, 5.3, 5.4and, to the extent proceedings have been initiated, Section 4.6this Section 6.4 and Article 7.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 7 – MISCELLANEOUS

7.1.    Assignment. This Agreement shall not be assigned or transferred by Licensee without the prior written consent of University except to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of Licensee with or into such corporation. Any conveyance inconsistent with the terms and conditions of this Agreement shall be null and void. This Agreement shall be binding on the parties and their respective successors and assigns and inure to the benefit of the parties and their respective permitted successors and assigns. Notwithstanding anything to the contrary in this Agreement, if this Agreement is assigned by Licensee in connection with Licensee’s insolvency, liquidation, appointment over any assets related to this Agreement, voluntary or involuntary arrangement with any of its creditors, ceasing to carry on its business or any similar event under the law of any foreign jurisdictions, this Agreement may only be assigned by Licensee or by any trustee acting on behalf of the assets of Licensee to the extent that the assignee provides evidence reasonably satisfactory to University that such assignee has the capability to perform Licensee’s obligations as required by this Agreement.

7.2.    No Third Party Beneficiaries. The representations, warranties, covenants and undertakings contained in this Agreement are for the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights on any third party.

7.3.    Notices. All notices required or desired to be given under this Agreement, and all payments to be made to University under this Agreement, shall be delivered to the parties at the addresses set forth on Schedule 1, as may be amended unilaterally upon notice in compliance with this provision.    Notices may be given by hand or by a nationally recognized overnight delivery service. The date of personal delivery or one day after the date of deposit with the overnight delivery service for next business day delivery, as the case may be, shall be the date the notice is deemed delivered under this Agreement.

7.4.    Severability. The provisions of this Agreement are severable, and if any provision is determined to be invalid or unenforceable in a given jurisdiction, such invalidity or non-enforceability shall not in any way affect the validity and enforceability of the remaining provisions or the validity or enforceability of those provisions in any other jurisdiction. Any invalid or unenforceable provision will be reformed promptly by the parties to effectuate their intent as evidenced on the Effective Date.

7.5.    Governing Law and Venue. This Agreement is governed and interpreted under the laws of the state of Illinois, excluding any conflict of laws provisions, and Licensee (a) consents to avail itself of the courts located within the state of Illinois and submits to the jurisdiction of any local, state or federal court located within the state of Illinois; (b) shall not bring any action or claim against University in any other jurisdiction; (c) shall require that its Affiliates and Sublicensees agree not to bring any action or claim against University in any other jurisdiction; and (d) consents to delivery and service of process by means of the notice provisions established in this Agreement. Nothing in this Agreement shall be construed as a waiver of sovereign immunity by or on behalf of University.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

7.6.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. The parties agree that duplicated, electronic, or facsimile signatures shall be deemed original for all purposes.

7.7.    Relationship of Parties. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee or joint venture or partnership between the parties created by this Agreement. Neither party has the authority on behalf of the other to bind the other or incur any obligation.

7.8.    Headings. The headings of the articles, sections, subsections, and paragraphs of this Agreement including in Exhibits and the Schedule have been added for convenience only and shall not affect the interpretation or construction of this Agreement in any manner.

7.9.    Advertising. Licensee shall not use, and shall include in each Sublicense agreement a requirement that such Sublicensee not use, the names or trademarks of University or its Representatives any adaptation thereof, including any commercial activity, marketing, advertising or sales brochures without the prior written consent of University in each instance, which consent may be granted or withheld in University’s sole and complete discretion. Notwithstanding the foregoing, Licensee may use the name of University in a factual manner in: (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee or entering into commercial contracts with third parties, but in such case only to the extent necessary to inform a reader that the Patent Rights and Technical Information have been licensed by Licensee from University, or to inform a reader of the identity and published credentials of the University faculty members listed as inventors of the Patent Rights and Technical Information; and (b) any securities reports required to be filed with the Securities and Exchange Commission.

7.10    Press Releases. Neither party shall issue any press release or other similar public communication relating to this Agreement, without the prior written approval of the other party, except for any communications required by applicable laws and regulations.

7.11.    Conflicts. Licensee acknowledges and agrees that it will use reasonable efforts to avoid potential conflicts of interest between the University and University employees who may also be employees, consultants, shareholders or directors of Licensee. Licensee agrees to cooperate with University with respect to the University of Illinois Policy on Conflicts of Commitment and Interest, available at http://www.research.uiuc.edu/coi/index.asp, and to work constructively with University to manage and mitigate any conflicts that may arise in the course of this and related agreements between it and University.

7.12.    Confidentiality.

(a)    Subject to Section 7.12(c), Licensee agrees to maintain, and shall include in each Sublicense agreement a requirement that such Sublicensee maintain the information included in Schedule 1, the Technical Information, and all Confidential Information provided by or on behalf of University hereunder in confidence, and only use Confidential Information as required and permitted by Section 2.1(b). Licensee may (i) disclose Confidential Information to potential Sublicensees or investors, collaborators, underwriters or other financing sources, provided that Licensee shall first obtain from the intended recipient(s) a valid and binding confidentiality

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

agreement which is at least as protective of the Confidential Information as the confidentiality agreement Licensee employs to protect its own proprietary and confidential information, which shall reflect no less than those restrictions on Licensee herein and (ii) file a copy of this Agreement with the U.S. Securities and Exchange Commission, or comparable administrative/regulatory body in other jurisdictions, if such filing is required by applicable laws or regulations; provided, that, Licensee shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the University with the proposed confidential treatment request with reasonable time for the University to provide comments, which comments shall be reasonably considered by Licensee.

(b)    Subject to Section 7.12(c), University agrees to maintain in confidence and not disclose any Confidential Information provided by Licensee to the individual identified in Schedule 1 as entitled to accept notices on behalf of the University, including all reports provided under this Agreement, and to use such Confidential Information solely as permitted by this Agreement.

(c)    If receiving party is required by law, regulation, or court order to disclose any of the Confidential Information, then it may do so provided that it had promptly notified disclosing party, and discloses only such Confidential Information as is legally required. Licensee acknowledges that University is subject to compliance with requests made under the Freedom of Information Act.

(d)    Given the nature of the Confidential Information to be provided hereunder and the competitive damage that would result to a disclosing party upon unauthorized disclosure or use thereof, the parties hereby agree that monetary damages may not be sufficient remedy for any breach of this Section 7.12, and, therefore, in addition to and not in lieu of any other rights or remedies, either party may seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7.12 without showing actual monetary damages in connection with such remedy.

(e)    The parties may have entered into one or more confidentiality agreements with respect to some or all of the Confidential Information (collectively, the “Confidentiality Agreements”) and agree that as of the Effective Date, the Confidentiality Agreements are terminated and this Agreement shall govern the disclosure and use of Confidential Information. Any Confidential Information provided under the Confidentiality Agreements will be treated as a disclosure made under this Agreement.

7.13.    Entire Agreement, Amendment and Waiver. The Schedule and Exhibits are attached hereto and incorporated herein by reference. This Agreement, including all Exhibits and the Schedule, and any agreements between the parties referenced herein, contain the entire understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior written or oral discussions, arrangements, courses of conduct or agreements. Except as expressly stated herein, this Agreement may be amended only by an instrument in writing duly executed by the parties. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver, or excuse a similar or subsequent failure to perform any such term or condition.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have caused this valid and binding agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS		G1 THERAPEUTICS, INC,

By:	/s/ Walter K. Knorr	By:	/s/ Mark Velleca
Walter K. Knorr, Comptroller		Name:	Mark Velleca
Date 11/23/16		Title:	CEO 11/23/16

Attest:	/s/ Dedra M. Williams
Dedra M. Williams, Secretary 11/23/16

Approved as to Form
/s/ MFM 11/23/16
Office of University Counsel

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Schedule 1 to Exclusive License Agreement

ARTICLE 1 DEFINITIONS

Patent Rights

TECH ID PATENT#	PATENT APPLICATION TITLE	APPLICATION #	COUNTRY	ISSUE DATE	PATENT#
[***]	[***]	[***]	US		Provisional
[***]	[***]	[***]	US		Provisional
[***]	[***]	[***]	US		Provisional

Technology

Tech ID	Disclosure Title
[***]	[***]
[***]	[***]

Field means all fields of use.

Territory means worldwide

Technical Information: Document to be appended to this License titled Technical Information.

ARTICLE 3 PAYMENTS AND REPORTS

Signing Fee: $500,000.00

Royalty on Net Sales of Product covered by a Valid Claim:	[***] %
(No Royalty stacking)

Royalty on Net Sales of Product not covered by a Valid Claim:	[***] %
(No Royalty stacking)

University share of Sublicensee Revenues:	[***] %
Annual Minimum License Payments

License Year	Minimum Payment

Due on the;

1st Anniversary of the Effective Date of the License:	$[***]

2nd Anniversary of the Effective Date of the License:	$[***]

3rd Anniversary of the Effective Date of the License:	$[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

4th Anniversary of the Effective Date of the License and every anniversary thereafter until first commercial sale:	$[***]

On the Anniversary of the Effective Date of the License the calendar year after the first commercial sale and every anniversary thereafter:	$[***]

All annual minimum payments are fully creditable against any Royalty payments made by Licensee.

Milestone Event	Payment
Filing of an IND or CTA with the FDA or equivalent for a Product	$[***]
Dosing of the first patient in a Phase 1 human clinical trial for a Product	$[***]
Dosing of the first patient in a Phase 2 human clinical trial for a Product	$[***]
Dosing of the first patient in a Phase 3 human clinical trial for a Product or filing of an NDA or equivalent whichever is earlier.	$[***]
First Commercial Sale of a Product	$[***]
First Commercial Sale of a Product in a second country	$[***]

Licensee, by itself or through its Affiliates or Sublicensees, shall achieve, and promptly notify the University about completion of each of the following Development Events within the time periods specified below, except as set forth below:

Development Event		Achievement Due Date
1.	Filing of an IND or CTA with the FDA or equivalent for a Product (subject to footnote 1 below)	[***] 1/
2.	Dosing of the first patient in a Phase 1 human clinical trial for a Product	[***]
3.	Dosing of the first patient in a Phase 2 human clinical trial for a Product	[***]
4.	Dosing of the first patient in a Phase 3 or pivotal human clinical trial for a Product	[***]
5.	Submitting an application for market approval to the FDA or equivalent for a Product. Licensee, at its discretion, shall pay a PDUFA fee or equivalent if it accelerates a regulatory decision.	[***]
	6.First commercial sale of a Product	[***]
7.

Notify the University before the expiration of the last to

expire patent within the Patent Rights, Licensee will inform the University if it has or intends to submit an orphan

designation for an indication for any Product.

[***]

1/	If development of the Identified Compounds is terminated by Licensee and a follow-on compound is identified, selected and advanced under the Patent Rights and/or Technical Information by Licensee, then [***] shall be added to Milestone No. 1. As used herein, the term “Identified Compound” shall mean the compounds included in the Option Agreement and Synthetic Chemistry Services Agreement by and between the parties and identified as [***].

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

If at any time during the Term, Licensee believes that it will not achieve a Development Event with respect to any Product, it may notify University in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (each, an “Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone event (each, a “Plan”). University acknowledges that a reasonable Explanation may include adverse experimental, toxicology or efficacy results received in preclinical trials or adverse results achieved in clinical trials with respect to any Product that are beyond the reasonable control of Licensee or to the occurrence of a Force Majeure event. If Licensee so notifies University and provides University with an Explanation and a Plan, the above Development Event will be amended automatically to incorporate the extended and/or amended Development Event set forth in the Plan. If Licensee so notifies University and provides University with an Explanation and a Plan, but the Plan is not reasonably acceptable to University, then University will explain to Licensee why the Plan is not acceptable and provide Licensee with reasonable suggestions for an acceptable Plan. Licensee will have the opportunity to provide University with an acceptable Plan within ninety (90) days, during which time University agrees to work with Licensee in its effort to develop an acceptable Plan. If, within such ninety (90) days, Licensee provides University with a reasonably acceptable Plan, then the above Development Event will be amended automatically to incorporate the extended and/or amended Development Event set forth in Plan.

Checks payable to:	[***]

Emailnotice:	[***]
Include with wire details (anticipated wire amount, origination) and reference this Agreement.

Wire to:	[***]

ARTICLE 4 IP MANAGEMENT

Article 4.2

Total unreimbursed patent costs as of the Effective Date is ~$500 payable within 30 days of invoicing.

Article 4.1 and 4.4 Patent Notification Diligence

Event	Licensee Action Item
Patents entering national entry phase	Forty five (45) days before the deadlines for national phase entry Licensee’s Patent Counsel shall notify University in writing of the countries where patent applications will be nationalized.

Validation following notice of allowance in EPO

Within Thirty (30) days of the Decision to Grant from the European Patent

Office, Licensee or its Patent Counsel shall notify the University in which jurisdictions a European patent it intends to validate.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Filing of an NDA with the FDA and equivalent in foreign regulatory jurisdictions	Within 60 days of filing an NDA or equivalent, Licensee, or its Patent Counsel will provide written notification to the University explaining its plans for Patent Term Extension or submission of Supplementary Certificates or equivalent by identifying which patent(s), Licensee’s Patent Counsel shall seek extensions for, when the NDA or equivalent is approved.

ARTICLE 5 REPRESENTATIONS; INDEMNIFICATION

Minimum Insurance Requirements

General Liability: (i) $[***] per occurrence, with an aggregate minimum of $[***] for personal injury or death; and an additional (ii) $[***] per occurrence, with an aggregate minimum of $[***] for property damage.

Product Liability: Prior to the first Product testing for or in human, or if such Product does not require such testing, then generation of the first Net Sale or $[***] per occurrence and $[***] in aggregate.

ARTICLE 7 MISCELLANEOUS

Notices

If to University:	[***]

[***]

With copy to:	[***]

If to Licensee:	INSERT

FEIN:
Phone:
Fax:

Exhibit A to Exclusive License Agreement

Royalty Period             ,          to             ,

Information from Licensee per Product:

1.    Product name, number and description, and applicable Patent Rights and/or Technical Information

2.    Units of Product sold, transferred, practiced, performed or otherwise provided and in which country

3.     Gross invoice amount for Product

4.    Application of foreign currency conversion rate, shown for each currency received for Product

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT REQUESTED

5.	Calculation of Net Sales, including deductions

6.	Royalty rates

7.	Total royalty payment amount

8.	Sublicensee Revenue accrued in Royalty Period

9.	Calculation of Annual Minimum owed

10.	Milestone Payments made during Royalty Period with specific reference to Milestones Event listed on Schedule 1

Information per Sublicensee shall include the above plus:

1. Name	and address of each Sublicensee:

2. Total	amounts reported above, with respect to each Sublicensee

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.